Exhibit 99.1

Media Contacts:
Sarah Robinson
Rollins
404.888.2917

Manning Fairey
Jackson Spalding
For Rollins
404.214.3596

Rollins Inc. Collaborates with the University of Kentucky on Fundamental Bed Bug Research Study

ATLANTA, May 11, 2011 — Rollins Inc., a nationwide consumer services company (NYSE: ROL), today announced a major partnership with the University of Kentucky to conduct extensive bed bug research. Through the collaboration, Rollins will donate approximately $200,000 for a multi-year study on bed bug biology, behavior and control aspects, which researchers hope will result in enhanced treatment and prevention methods. Rollins’ support is the first programmatic funding for bed bugs research of its kind by any business, government agency or institution.

According to the National Pest Management Association and researchers at the University of Kentucky, bed bugs have made a remarkable comeback in recent years, with roughly 95 percent of pest management firms in the U.S. encountering infestations in 2010. Orkin, a wholly-owned subsidiary of Rollins, is now treating bed bugs in all 50 states.

Last year, Orkin released a list of the top 50 bed bug cities in the U.S. based on the company’s treatment data from January 2008 to July 2010. In 2011, the top 10 cities through April remain the same with shifts in the second and third positions and the eighth and ninth spots. Chicago moved from third to second and Dayton, Ohio, moved from ninth to eighth. Two cities that fall outside of Orkin’s top 10 list, but where bed bug treatments have more than doubled in 2011, are Los Angeles and Las Vegas. Orkin’s current top 10 bed bug hot spots rank as follows:

1.	Cincinnati
2.	Chicago
3.	Columbus, Ohio
4.	Denver
5.	Detroit
6.	Washington, D.C.
7.	New York
8.	Dayton, Ohio
9.	Philadelphia
10.	Baltimore

According to Orkin entomologist and Director of Technical Services Ron Harrison, Ph.D., the resurgence of bed bugs can be attributed to increased international travel and a more targeted approach to pest control. However, because bed bugs aren’t known to transmit diseases, like ticks or mosquitoes, federal funding has yet to support extensive research on them.

“While there are government funds being appropriated for bed bug education and outreach, there has been little, if any, programmatic support for fundamental research aimed at helping to eradicate infestations,” said University of Kentucky entomologist Michael Potter, Ph.D., a leading collaborator on the study. “We applaud Rollins for their generous support and hope that it mobilizes other entities to do the same. Bed bugs are everyone’s problem, and we need to take swift steps, in education and in research, to combat the problem.”

Adult bed bugs are reddish-brown in color and are about the size of an apple seed. These blood-sucking pests feed on humans and can survive for multiple months without a blood meal. Because of their hitchhiking abilities, bed bugs can easily travel on personal belongings and throughout buildings, leading to infestations in residential and commercial settings.

“Rollins’ support allows us to pursue bed bug research with an immediate impact on helping to control infestations, and also opens up the possibility of exploring fundamental questions about what makes bed bugs tick — a first step toward uncovering vulnerabilities and devising applications for the future,” said University of Kentucky entomologist Kenneth Haynes, Ph.D., the other leading researcher of this study.

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ANOTHER ROLLINS SERVICE

In addition to funding the research, Rollins’ experts will collaborate with the researchers to find solutions for this challenging pest problem. “This research will delve into new aspects of bed bugs to help us better understand their behaviors and ultimately help us better control them,” said Dr. Harrison.

For the full list of Orkin’s 2011 top 50 bed bug cities based on treatments, visit http://orkin.com/press-room/top-bed-bug-cities. In addition to Orkin, HomeTeam Pest Defense and Western Pest Services, two of Rollins’ subsidiaries, also perform bed bug services. HomeTeam’s top three bed bug markets through April 2011 are Washington, D.C., Winston-Salem, N.C. and Dallas, and Western’s top three bed bug markets through April 2011 are Washington, D.C., New York and Philadelphia.

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly-owned subsidiaries, Orkin LLC., Orkin PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean and Europe from more than 500 locations. You can learn more about our subsidiaries by visiting our websites at http://orkin.com,  http://pestdefense.com,  http://westernpest.com,  http://indfumco.com,  http://walthamservices.com,  http://cranepestcontrol.com,  http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Europe, Central America, the Middle East, the Caribbean, Asia and the Mediterranean. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Orkin is proud to be recognized by the National Pest Management Association as a QualityPro and GreenPro-certified company, addressing not only our customer’s pest control needs, but also their concern for protecting the environment. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About HomeTeam Pest Defense

HomeTeam Pest Defense, a recognized leader in the pest management industry, is currently the nation’s 3rd largest residential pest control company. The company offers pest and termite control services with traditional treatment methods and with advanced products such as the innovative Taexx® built-in pest control system. The company has 50 branch locations throughout the Mid-Atlantic, Southeast, Mid-Central, Southwest and Western states. HomeTeam is a wholly-owned subsidiary of Atlanta-based Rollins, Inc. (NYSE:ROL). Find out more about HomeTeam at www.pestdefense.com or Rollins, Inc. at www.rollins.com.

About Western Pest Services

Founded in 1928, New Jersey-based Western Pest Services serves both residential and commercial customers in the Northeast and Mid-Atlantic region. Western is a wholly owned subsidiary of Rollins, Inc. (NYSE: ROL). Learn more about Western by visiting www.westernpest.com. Connect with Western Pest Services on Facebook and YouTube, or on Twitter @WesternPestSrvc. Learn more about Rollins by visiting www.rollins.com.

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